Guaranty Contract of Maximum Amount
No.:000788B Account Guarantee Agreement Issued in 2010 by (Shenzhen Buji Subbranch) Bank of China

Guarantor:  Pan Dangyu
No of business license/ID No:
Legal Representative/Person in Charge:                           /
Residential Address:  Dormitory of Shenzhen Highpower Technology Co., Ltd.
Post Code:  518000
Related Bank of Opening and Account Number:                           /
Phone:  89686238    Fax:  89686298

Party B:  Shenzhen Buji Subbranch of Bank of China Limited
Legal Representative/Person in Charge:  Jiang Guoliang
Residential Address:  No 108, Phuket Road, Phuket Town, Longgang District, Shenzhen
Phone:  2827482    Fax:  28270847
Post Code:  518112

In order to ensure that the liabilities described in Article I of the contract can be performed, the guarantor is ready to provide the creditor with assurance. This contract is established based on the equal negotiation between the two sides. Otherwise additional agreements, explanations of clauses in this contract shall depend on the main contract.

Article I Main Contract
Main contract of the contract is as follows:
The creditor with the debtor, Shenzhen Highpower Technology Co., Ltd. signed the Agreement of Line of Credit numbered 000788 Account Guarantee Agreement Issued in 2010 by (Shenzhen Buji Subbranch) Bank of China and the single agreements that have been signed or to be signed based on this agreement, and revisions or supplements are agreed to belong to the main contract of this contract.

Article II Principal Creditor’s Rights and Its Valid Period
Besides the valid period defined by law or agreements, in the following periods the creditor’s rights actually working under the main contract construct the principal creditor’s rights of the contract:
From the day when Agreement of Line of Credit mentioned in Article I comes into force to the day when the line of credit defined in the agreement and its revisions or supplements expires.

Article III Guaranteed Highest Amount of Credit
1.	Principal balance of the guaranteed highest amount of credit in this contract is:
Type of currency:  RMB       .
Sum: (in words) ninety million Yuan
(in figures) RMB90, 000,000.00

2.
On the day when the principal creditor’s rights defined in Article II come to the end, if what is defined to belong to the guaranteed principal creditor’s right in the contract, then the resulting interest (including legal interest, contract interest, compound interest, default interest), penal sum, claim for damages, cost for realizing creditor’s rights (including but not limit to court cost, attorney fee, notarial fee, executive fee, etc) based on the principal creditor’s right, loss to the creditor caused by the debtor’s breach and other payable costs all belong to the guaranteed creditor’s rights, specific amount of which shall be determined when being paid.

The summation of the creditor’s rights defined according to the above two articles is the guaranteed highest amount of credit of the contract.

Article IV Guaranteeing Modes
The guaranteeing mode of this contract is No. 1 of the followings:

1.	Guaranteed with responsibilities;
2.	General guaranty.

Article V Occurrence of Guaranteeing Responsibilities
If the debtor does not clean off the debt to the creditor on any normal paying day or advanced day for paying under the main contract, the creditor observes the right to ask the guarantor to bear the guaranteeing responsibilities.
The normal paying day referred in the above article means the day of principal repayments, interest paying day agreed in the main contract or the time when the debtor shall pay any fund to the creditor according to the contract. The advanced paying day mentioned in the above article refers to the paying day put forward by the debtor and agreed by the creditor the paying time in which the creditor requests the debtor to clear off the principal and interest or any other found ahead of time in line with the contract or certain agreement.
In case the main liabilities consists of other collaterals or guarantees besides that of the contract, it does not affect the creditor’s any right and performance under the contract and the guarantor shall not defend the creditor for this reason.

Article VI Guaranteeing Period
The guaranteeing period of the contract is within two years since the expiring date of occurrence period of the principal liabilities specified in Article II of the contract.
During the guaranteeing period, the creditor has the right to require the guarantor to bear the guaranteeing responsibilities for all or part of, a number of or single, together or individual principal creditor’s rights.

Article VII Suit Time Effect of Guaranteeing Liabilities
If the creditor is not repaid under the mode of guaranteeing with responsibilities and the creditor requests the guarantor to bear guaranteeing responsibilities before the expiring date of the guaranteeing period specified in Article VI of the contract, then since the day when the creditor asks the guarantor to bear guaranteeing responsibilities, the guaranteeing liabilities shall start to be calculated and the time effect of suit is workable.
Under the general guaranteeing mode, if the creditor suits the debtor or applies arbitration before the expiring date of the guaranteeing period specified in Article VI of the contract, then from the date of entry into force of adjudication or judgment of arbitration, the guaranteeing liabilities shall start to be calculated and the time effect of suit is workable.

Article VIII Relationship between the Contract and the Main Contract
If the main contract contains Agreement of Line of Credit or General Agreement of Loan Business, in which the service life of line of credit and the clause of partnership are extended, the written approval of the guarantor is hereby needed; if the guarantor does not agree or rejects, the guarantor only bears the guaranteeing responsibilities for the principal creditor's rights occurring in the service life of the original line of credit or the clause of partnership of the business within the guaranteed highest amount of credit specified in Article III of the contract and the guaranteeing period is also the original one.
As for modifications of the other contents or matters of Agreement of Line of Credit or General Agreement of Loan Business, modifications of the single-agreement under them or of single main contract, the approval of the guarantor is unnecessary, and the guarantor also bears the guaranteeing responsibilities of the modified main contract within the guaranteed highest amount of credit specified in Article III of the contract.
In case the creditor and the guarantor reach a consensus through consultation, the guaranteed highest amount of credit specified in Article III of the contract can be modified in the form of writing.
If the creditor entrusts China Bank Limited or other banks to carry out all or part of the rights and obligations under the main contract or transfers the principal creditor’s right to a third party, it is unnecessary to get the guarantor’s approval and the guaranteeing responsibilities of the guarantor shall not be reduced or exempted for this reason.

Article IX Declaration and Commitment
The guarantor made the following declarations and commitments:
1.	The guarantor shall register by law and carry out legal duration, process absolute capacity for private rights and capacity for action required to sign and implement the contract;
2.
The guarantor thoroughly understands the content of the main content, so signing and implementing the contract is the guarantor’s genuine intention, for which the guarantor has got the legal and effective authorization in line with the statute or regulations of other internal administrative documents.

If a company as the guarantor providing the guaranty, it has been passed by the resolution on the board of directors or board of shareholders, general meeting of stockholders according to the regulations of the company statute; when the guaranteed total amount and the single guaranteed amount are limited in the company statute, the guaranteed amount under the contract is not beyond the specified limitation.
Signing and implementation of the contract shall not violate any contract, agreement or other law documents which have restricting power to the guarantor;
3.	All the documents and data provided for the creditor by the guarantor shall be accurate, true, complete and effective;
4.	The guarantor shall receive supervision and inspection carried out by the creditor as to production, operation and finance situation, and provide help and cooperation;
5.	The guarantor does not hide the heavy debts bearing since the signing date of the contract to the creditor;

6.
If the followings possibly affecting the finance and capacity to perform the contract of the guarantor occur, including but not limit to any forms of changes in schism, amalgamation, joint operation, cooperation with foreign business, cooperation, contract operation, recombination, reform,  planned going to market, reduction of registered capital, grand capital or share holding transfer, bearing heavy debts, disbandment, revocation, forced into bankruptcy, etc or being involved in important lawsuits or arbitrations, the guarantor shall timely inform the creditor.

Article X Disclose of the Involved Parties and Involved Transactions inside the Group of the Guarantor
Both sides agree to apply No 1 clause mentioned below:
1.
The guarantor does not belong to the customer group defined by the creditor in line with Guidelines for the Risk Management by Commercial Banks for Granting Credit to Customer Groups, short for Guidelines.

2.
The guarantor belongs to the customer group defined by the creditor based on Guidelines. The guarantor shall in line with Article XVII of Guidelines timely report to the creditor more than 10percent of the involved transaction, including the related relationship of the transaction parties, transaction clauses, nature, amount or related ratio and pricing policy (including transactions with zero amount or symbolic amount).

Article XI Event of Default and Handling
One of the following events constitutes or can be considered as the guarantor’s default of the contract:
1.	The guarantor does not timely perform the guaranteeing responsibilities according to the agreement of the contract;
2.	The declarations made in the contract are not true or breach the commitments made in the contract;
3.	The event described in Clause 6 of Article IX occurs, having a strong impact on the finance and capacity to perform the contract of the guarantor;
4.	The guarantor terminates operation or events of disbandment, revocation and bankrupt occur;
5.	The guarantor violates other agreements relating to rights and obligations of litigants;
6.	The guarantor has other events of default under the contract with the creditor or Bank of China Limited or other banks.
When the events of default specified in the above clauses appear, the creditor has the right to separately or simultaneously take the following actions as the case maybe:
1.	Require the guarantor to correct the breach within a limited time;
2.	Wholly or partly scale down, suspend or terminate the guarantor’s line of credit;
3.
Wholly or partly suspend or terminate other business applications of the guarantor under the contract; wholly or partly suspend or terminate the granting and handling of the non-granted credit and non-handled trade financing;

4.	Announce that the whole or part of the guarantor’s outstanding loan, interest on principal of trade financing and other payable fund under the contract become immediately due;
5.	Terminate or cancel the contract, and wholly or partly terminate or cancel other contracts between the guarantor and the creditor;
6.	Require the guarantor to compensate the loss of the creditor caused by the breach;

7.
The creditor only needs the advance notice or post notice to deduct the fund from the guarantor’s account opened at the creditor’s side to wholly or partly clear off the guarantor’s debt to the creditor. The undue funds in the account shall be considered to be due ahead of time. In case the currency type of the account is different from the creditor’s money of account, the deduction is in line with the exchange rate of the foreign exchange sale and purchase.

8.	Other actions that the creditor considers necessary.

Article XII Reservation of Right
If one party does not exercise all or part of the rights under the contract, or does not require the other to exercise, bear part of or all the obligations, responsibilities, it shall not mean the party gives up the rights or exempts from the obligations, responsibilities.
If one party allows any tolerance, extension and delay in implementing the rights under the contract upon the other party, it shall not affect the party to process any right in line with the contract, related law and regulations, and it also shall not considered giving up the right.

Article XIII Modification, Revision and Termination
The contract agreed by both parties shall be modified and revised in the form of writing, and any modification and revision shall become the inseparable part of the contract.
Otherwise it is additionally specified by law or regulations or agreed by the litigants, the contract shall not terminate before all the involved rights and obligations are completely performed.
Otherwise it is additionally specified by law or regulations or agreed by the litigants invalidity of any clause of the contract has no impact on the legal force of other clauses of the contract.

Article XIV Application of Law and Dispute Resolution
Laws of the People's Republic of China apply to the contract.
As for all the controversies, disputes resulted in the contract shall be resolved through negotiation of both parties, if failure, then the both parties shall adopt the resolution of disputes in line with the agreement in the main contract.
During the resolving period, if the dispute has no impact on the implementing of other clauses, other clauses shall continue to be performed.

Article XV Costs
Otherwise it is additionally specified by law or regulations or agreed by the litigants, costs (including attorney fee) resulted in the establishment, performance and dispute resolution of the contract shall be born by the guarantor.

Article XVI Appendix
Appendixes conformed by both parties shall become the inseparable part of the contract, sharing the same legal force with the contract.

Article XVII Other Agreement
1.	Without the written approval of the creditor, the guarantor shall not transfer any right, obligation to a third party;
2.
If the creditor entrusts the Bank of China Limited or other banks to implement the rights and obligations of the contract because of business need, the guarantor shall approve this, so the Bank of China Limited or other banks entrusted by the creditor observes the right to implement all the rights of the contract and lodge a complaint to the court or submit to the arbitration agency for adjudication as to the disputes resulting in the contract;

3.	In case other agreements of contract are not affected, the contract has the same legal force to the both parties, the generated successors by law and transferees;
4.
Otherwise there is additional agreement, the residential address named herein by both parties shall be the mailing address and contact address, for which both parties shall promise to timely inform the other party in case the mailing address or contact address is changed;

5.	Titles and business names in the contract are only adopted out of convenience, which shall not be used to explain the clause contents and rights, obligations of the litigants.

Article XVIII Entry into Force of the Contract
This contract shall take effect since being signed and sealed by legal representatives, persons in charge and the entrusted signer of both parties.
This contract is in triplicate, and Party A has one, Party B has one, all of which are of the same effect.

Guarantor: Pan Dangyu

Creditor: Shenzhen Buji Subbranch， Bank of Bank of China Limited

Authorized Signatory: /s/ Pan Dangyu	Authorized Signatory: /s/ Jiang Guoliang

December 8, 2010	December 8, 2010